EXHIBIT 11


                               September 15, 2004

Wells Fargo Variable Trust
c/o Wells Fargo Funds Management, LLC
525 Market Street
San Francisco, California 94105

     Re:  Shares of Beneficial Interests of
          WELLS FARGO VARIABLE TRUST

Ladies/Gentlemen:

         We refer to the Registration Statement on Form N-14 (SEC File Nos. 333-____ and 811-09253) (the "Registration Statement"), to be filed on September 15, 2004, of Wells Fargo Variable Trust (the "Trust") relating to the registration of an indefinite number of shares of beneficial interest of the Trust (collectively, the "Shares") in connection with the reorganization of four Strong Funds into three Funds of the Trust.

         We have been requested by the Trust to furnish this opinion as Exhibit 11 to the Registration Statement.

         We have examined documents relating to the organization of the Trust and its series and the authorization and issuance of Shares of its series.

         Based upon and subject to the foregoing, we are of the opinion that:

         The issuance and sale of the Shares by the Trust has been duly and validly authorized by all appropriate action of the Trust, and assuming delivery by sale or in accord with the Trust's dividend reinvestment plan in accordance with the description set forth in the Funds' current prospectus under the Securities Act of 1933, as amended, the Shares will be legally issued, fully paid and nonassessable by the Trust.

         We consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     /s/ Morrison & Foerster LLP

                                                     MORRISON & FOERSTER LLP


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